For Immediate Release:	For further information, contact:
Jaime F. Brito
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Reports Second Quarter 2007 Results
Mariner Reaffirms 2007 Production Guidance and Foresees Strong 2008 Production Growth
Houston, TX — August 9, 2007, Mariner Energy, Inc. (NYSE: ME) today announced financial results for the second quarter 2007 and provided an operational update.
Production, revenue and net income for the second quarter 2007 increased over the second quarter 2006 due to restoration of production from fields shut-in by Hurricanes Katrina and Rita as well as steady organic growth across Mariner’s asset base.
•	Net income totaled $33.0 million for the second quarter 2007, an increase of 7% from the second quarter 2006.

•	Basic and diluted earnings per share (EPS) for the second quarter 2007 were $0.38 for each measure, compared to $0.36 for each measure in the second quarter 2006.

•	Net production was in line with Mariner’s expectation at 24.6 billion cubic feet equivalents of natural gas (Bcfe) for the second quarter 2007, an increase of 15% from the same period last year.

•	Revenue totaled $213 million for the second quarter 2007, an increase of 27% from the second quarter 2006.

•	Mariner reaffirms its original 2007 production guidance within a range of 105 to 115 Bcfe, or 30-42% over 2006.
NET INCOME AND EARNINGS PER SHARE
Second quarter 2007 net income was $33.0 million compared to $30.7 million for the second quarter 2006, an increase of 7%. The increase was primarily due to restored incremental production from several fields previously shut-in from the 2005 hurricanes and organic growth, offset by an increase in operating costs and interest expense. Basic and fully-diluted EPS for the second quarter 2007 were $0.38 for each measure, compared to $0.36 for each measure in the second quarter 2006.
NET PRODUCTION AND PRICING
For the second quarter 2007, Mariner reported net production of 24.6 Bcfe compared to 21.3 Bcfe for the second quarter 2006, an increase of 15%. Total natural gas net production was 16.4 billion cubic feet (Bcf) at an average realized price including the effects of hedging of $8.18 per thousand cubic feet (Mcf), compared to 14.8 Bcf for the second quarter 2006 at an average realized price including the effects of hedging of $7.13/Mcf. Total oil net production was 1.08 million barrels (MMBbls) at an average realized price including the effects of hedging of $61.69 per barrel (Bbl), compared to 0.79 MMBbls in the second quarter 2006 at an average realized price including the effects of hedging of $64.79/Bbl. Natural gas liquids (NGL) net production was 0.28 MMBbls at an average realized price of $40.51/Bbl compared to 0.29 MMBbls in the second quarter 2006 at an average realized price of $33.66/Bbl.

REVENUES
Second quarter 2007 total revenues were $213 million compared to $168 million for second quarter 2006, an increase of 27%. Settlements under Mariner’s hedge positions in the second quarter 2007 resulted in a gain of $6.9 million in the second quarter 2007 compared to a loss of $1.8 million in the second quarter 2006. In both the second quarter 2007 and the second quarter 2006, natural gas comprised 63% of total revenues.
OPERATING AND GENERAL & ADMINISTRATIVE EXPENSES
Lease Operating Expense and Production Taxes
Lease operating expense (LOE) in the second quarter 2007 totaled $40.3 million, or $1.64 per thousand cubic feet equivalent of natural gas (Mcfe) compared to $22.6 million, or $1.07/Mcfe, in the second quarter 2006. The increase in LOE year-over-year is due to expenses associated with Mariner’s restoration of shelf production from several fields that, during the second quarter 2006, remained shut-in due to the 2005 hurricanes. Due to increases in windstorm insurance premiums and a more active workover schedule during the second half of 2007, the Company now estimates LOE running between $39 million and $42 million per quarter, equating to a yearly average of between $1.40/Mcfe and $1.50/Mcfe for 2007, based on the number of projects scheduled to commence production before year-end.
In addition, severance and ad valorem taxes in the second quarter 2007 totaled $2.9 million or $0.12/Mcfe, compared to $1.8 million or $0.08/Mcfe in the second quarter 2006. These production taxes are expected to remain fairly constant at an average of $0.12/Mcfe for 2007.
General & Administrative Expense
General and administrative (G&A) expense for the second quarter 2007 totaled $11.4 million, or $0.46/Mcfe. This compares to $7.0 million, or $0.33/Mcfe, in the second quarter 2006. G&A expense in the second quarter 2007 increased primarily due to additional personnel, payroll taxes on restricted stock vesting during the quarter, professional fees associated with our Sarbanes/Oxley compliance efforts, audit fees and routine litigation matters. For the full year 2007, Mariner reaffirmed its G&A expense guidance of $0.29 to $0.36 per Mcfe, inclusive of stock compensation expense.
OTHER INCOME (EXPENSE)
Other expenses of $0.4 million in the second quarter 2007 reflect expenses attributable to Mariner’s 2006 acquisition of the Forest Gulf of Mexico operations.
OPERATIONAL UPDATE
Offshore — Mariner drilled eight offshore wells in the second quarter 2007, six of which were successful. Information regarding the successful wells is shown below:

			Water
		Working	Depth
Well Name	Operator	Interest	(Ft)	Location
HI A467 A1ST1	Mariner	100%	185	Conventional Shelf
WC 252 #1	EPL	25%	82	Conventional Shelf
BA A24 #1	Hydro	20%	142	Deep Shelf
HI A467 A17	Mariner	100%	185	Conventional Shelf
VR 261 A4ST1	Mariner	86%	157	Conventional Shelf
EI 354 A6ST1	Devon	17%	265	Conventional Shelf
As of June 30, 2007, three offshore wells were drilling.
Onshore — In the second quarter of 2007, Mariner drilled 22 development wells in West Texas, all of which were successful. As of June 30, 2007, Mariner had five rigs operating on its West Texas properties.

CAPITAL EXPENDITURES
Mariner’s capital expenditures for the three-month periods ended June 30, 2007 and 2006, are summarized below:

	Three Months Ended
	June 30,
	2007	2006
	(Dollars in Millions)
Oil and Natural Gas Exploration	$59.5	$92.3
Oil and Natural Gas Development	102.7	75.0
Acquisitions/Dispositions/Other	2.7	4.4

Total Capital Expenditures	$164.9	$171.7

Scott D. Josey, the Company’s Chairman and Chief Executive Officer, commented on the quarter noting:
“The groundwork has been laid and we anticipate a significant increase in production from known projects, most of which we operate. Provided these projects come online as we expect, and excluding the effects of our natural decline rates, we anticipate adding 70 - 100+ MMcfe per day of net production for the second half of 2007 and an additional 50 - 75 MMcfe per day from our deepwater projects at Northwest Nansen and Bass Lite in the first half of 2008.”
CONFERENCE CALL TO DISCUSS RESULTS
Mariner has scheduled a conference call to review second quarter 2007 results on August 10, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, callers in the United States and Canada can dial (866) 713-8562. International callers can dial (617) 597-5310. The conference pass code for both numbers is 94782032.
The call will also be webcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.
IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by Mariner with the SEC. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by Mariner with the SEC. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2007 AND 2006
MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended
	June 30,
	2007	2006
Net Production:
Natural gas (Bcf)	16.4	14.8
Oil (MMBbls)	1.08	0.79
Natural gas liquids (MMBbls)	0.28	0.29
Natural gas equivalents (Bcfe)	24.6	21.3

Realized Prices (including the effects of hedging):
Gas ($/Mcf)	$8.18	$7.13
Oil ($/Bbl)	61.69	64.79
Natural gas liquids ($/Bbl)	40.51	33.66

Operating Costs per MMcfe
Lease operating expense	$1.64	$1.07
Severance and ad valorem taxes	0.12	0.08
Transportation expense	0.06	0.07
General and administrative expense	0.46	0.33
Depreciation, depletion and amortization	3.82	3.62

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED JUNE 30, 2007 AND 2006
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Revenues:
Oil	$66,678	$51,493
Natural gas	134,082	105,607
Natural gas liquids	11,413	9,631
Other revenues	908	936

Total revenues	213,081	167,667
Cost and Expenses:
Lease operating expense	40,297	22,627
Severance and ad valorem taxes	2,888	1,757
Transportation expense	1,403	1,548
General and administrative expense	11,376	6,964
Depreciation, depletion and amortization	93,899	76,982

Total costs and expenses	149,863	109,878

OPERATING INCOME	63,218	57,789
Other Income (Expense):
Interest income	231	136
Interest expense, net of capitalized amounts	(13,873)	(8,663)
Other	(373)	—

Income before taxes	49,203	49,262
Provision for income taxes	(16,245)	(18,557)

NET INCOME	$32,958	$30,705

Earnings per share:
Net income per share-basic	$0.38	$0.36
Net income per share-diluted	$0.38	$0.36

Weighted average shares outstanding-basic	85,627	84,720
Weighted average shares outstanding-diluted	85,905	85,028

MARINER ENERGY, INC.
BALANCE SHEET
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$9,147	$9,579
Receivables	165,619	149,692
Insurance receivables	81,126	61,001
Derivative assets	21,781	54,488
Prepaid seismic	27,561	20,835
Prepaid expenses and other	13,604	12,846

Total Current Assets	318,838	308,441

Property and equipment (net)	2,154,035	2,012,062
Restricted cash	—	31,830
Goodwill	288,504	288,504
Derivative assets	2,440	17,153
Other assets, net of amortization	28,796	22,163

TOTAL ASSETS	$2,792,613	$2,680,153

Current Liabilities
Accounts payable	$1,658	$1,822
Accrued liabilities	111,618	74,880
Accrued capital costs	173,148	99,028
Deferred income tax	11,643	26,857
Derivative liabilities	2,207	—
Abandonment liability	31,459	29,660
Accrued interest	9,487	7,480

Total Current Liabilities	341,220	239,727

Long-Term Liabilities
Abandonment liability	175,087	188,310
Derivative liabilities	5,666	—
Deferred income tax	292,300	262,888
Long-term debt, bank credit facility	—	354,000
Long-term debt, senior unsecured notes	600,000	300,000
Other long-term liabilities	34,406	32,637

Total Long-Term Liabilities	1,107,459	1,137,835

Stockholders’ Equity
Common stock and additional paid in capital	1,047,975	1,043,932
Accumulated other comprehensive income	9,232	43,097
Accumulated retained earnings	286,727	215,562

Total Stockholders’ Equity	1,343,934	1,302,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,792,613	$2,680,153

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operations	$304,753	$186,125
Changes in operating assets and liabilities	(20,859)	(90,030)

Net Cash Provided by Operating Activities	$283,894	$96,095

Net Cash Used in Investing Activities	$(224,464)	$(204,793)

Net Cash (Used in) / Provided by Financing Activities	$(59,862)	$109,798

(Decrease) / Increase in Cash and Cash Equivalents	$(432)	$1,100